EXHIBIT 10.39


                              EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 30th day of June 1995, between U.S. Diagnostic Labs Inc. (the "Company"), and Amos F. Almand, III (the "Executive").

           WHEREAS, the Company desires to employ Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to enter into such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

           1. TERM OF EMPLOYMENT.

           (a) TERM. The Company hereby to employ the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the date of this Agreement and ending four years from the date hereof (the "Term").

           (b) CONTINUING EFFECT. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of Sections 6(a), 6(c) and 7 shall be binding upon the legal representatives, successors and assigns of the Executive, except as otherwise provided in this Agreement.

           2. DUTIES.

           (a) GENERAL DUTIES. The Executive shall serve as Vice President of the Company with duties and responsibilities that are customary for such executives. The Executive will also be president and chief officer of the one or more subsidiaries operating Salisbury Imaging Center ("SIC") and any other imaging centers owned by the Company in the Jacksonville, Florida area. The Executive will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Company's delegation of authority to other employees and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company's earnings or other results of the Executive's performance.

           (b) DEVOTION OF TIME. The Executive will devote substantially full time during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. It is expressly understood that the Executive will not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization (other than a set forth above) without the prior consent of the board of directors of the Company; provided, that the Executive shall be permitted to devote a limited amount of his time, without compensation, to charitable or similar organizations.

           (c) BOARD OF DIRECTORS. During the term of this Agreement, the Company shall nominate and use its best efforts to elect Executive to its Board of Directors. Executive shall be entitled to receive such compensation as a director as is paid to the other employee directors for their service on the Board.

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           (d) DISTRIBUTIONS AND CAPITAL RESERVE ACCOUNT. The Company and
Executive agree that SIC shall make distributions from time to time, but at least quarterly, to the Company and Executive in proportion to their ownership of SIC. Such distributions shall be in amount equal to cash flow from operations, less any amount that Executive and the Chairman of the Company agree is necessary to fund the operations of SIC and for the Capital Reserve Account described below: In addition, SIC shall establish a special Capital Reserve Account for the purpose of funding the replacement and upgrading of its plant and equipment, which shall be invested in an interest-bearing account at a local financial institution. During each year, an amount of cash equal to five percent (5%) of the net income (after provision for income taxes) of SIC shall be deposited into the Capital Reserve Account, but such deposit shall be made only from any distributions of profits. Each year's contribution to the Capital Reserve Account shall be deducted form the amounts of dividends or other distributions which would otherwise be made to the stockholder with respect to that year, as follows:

           (1) One-fifth (1/5) from Executive; and

           (2) Four-fifths (4/5) from the Company.

All disbursements from the Capital Reserve Account shall be made upon the joint decision of Executive and the Company.

           (e) MEDICAL OPPORTUNITIES. Executive agrees to present to the Company all potential opportunities for acquisitions, joint ventures and similar transactions in the medical or healthcare field. Executive may pursue such opportunities if declined by the Company.

           3. COMPENSATION AND EXPENSES.

           (a) SALARY. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual base salary of $120,000 during the first year of the Term, which thereafter shall be increased at least annually and such additional amounts as set by the discretion of the Board of Directors. Provided, however, in no event shall the Executive's annual base salary for the second year be less than 110% of the first year base salary ($132,000) nor shall the annual base salary for the third year of the Term be less than 110% of the second year minimum base salary ($145,200). The annual base salary under this Section 3(a) will be reduced, however, to the extent that the Executive elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. The Company will pay the Executive his annual salary in equal installments no less frequently than monthly.

           (b) BONUS. The Executive shall be paid a signing bonus of $100,000 and an annual bonus based on the increase of net income before taxes attributable to each individual center operated by the Company or its subsidiaries, over the net income before taxes of each center during the prior year. For the purpose of calculating this bonus, the base year for each center (the "Base Year") shall be the 12 month period ending (i) on the last day of the month prior to acquisition of a center (a "New Center") and (ii) on June 30, 1995 for the centers currently owned by the Company (the "Existing Centers"). The year for which the bonus is payable (the "Bonus Year") shall be measured from the 12 months beginning on (i) the first day of the month following acquisition of a New Center and each 12 month period thereafter, and (ii) July

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1, 1995 and each 12 month period thereafter for an Existing Center. During the first, second and third year of the Term, such bonus shall be 10%, 5% and 2%, respectively, of net income before taxes of each New Center and Existing Center in excess of the Base Year of each New Center and Existing Center. Except in the case of death or disability, only those New Centers and Existing Centers for which a full 12 month Bonus Year has ended in such year of the Term shall be included. In the case of death or disability, the Base Year shall be pro-rated by multiplying the next income before taxes for each New Center and Existing Center times a fraction, the numerator of which shall be the number of days during the applicable 12 month period until death or disability and the denominator of which shall be 365. For each New Center and Existing Center, the Bonus Year shall be based upon the time elapsed until the date of death or disability.

           (c) EXPENSES. In addition to any compensation received pursuant to
Section 3(a) and (b), the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company's practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of or advances to executive officers.

           4. BENEFITS.

           (a) VACATION. For each 12-month period during the Term, the Executive will be entitled to four (4) weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.

           (b) EMPLOYEE BENEFIT PROGRAMS. Within limiting the compensation to which the Executive is entitled pursuant to the provisions of Section 3 or this
Section 4, during the Term, the Executive will be entitled to participate in any pension, insurance or other employee benefit plan that is maintained at that time by the Company for its executive officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations. The Company will pay the cost of all medical insurance premiums for Employee and his family during the Term.

           (c) AUTOMOBILE. The Company shall provide the Executive with a non-accountable automobile allowance of $1,000 per month which includes all costs associated with the use of an automobile including, without limitation, lease or loan payments, fuel, maintenance and insurance.

           5. TERMINATION.

           (a) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination will become effective upon the giving of such notice, except that termination based upon clause (iii) below shall not become effective unless the Executive shall fail to correct such breach within three (3) months of receipt of written notice. At the conclusion of such three-month period, this alleged breach shall be deemed to have been cured unless written notice to the contrary is given. Upon any such termination for cause, the Executive shall have no right to compensation, bonus or

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reimbursement under Section 3, or to participate in any employee benefit programs under Section 4 for any period subsequent to the effective date of termination. "Cause" shall mean: (i) the Executive is convicted of a felony which is related to the Executive's employment or the business of the Company;
(ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence, willful gross misconduct resulting, misappropriated Company funds or otherwise defrauded the Company, in any case, in material harm to the Company; and (iii) the Executive materially breaches any provision of Section 6 or Section 7.

           (b) DEATH OR DISABILITY. Except for the Company's obligations contained in this Section 5, this Agreement and the obligations of the Company hereunder will terminate upon the death or disability of the Executive. For purposes of this Section 5(b), "disability" shall mean that for a period of six months in any 12-month period the Executive is incapable of substantially fulfilling the duties set forth in Section 2 because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

                  Upon termination by death or disability, the Company will pay the Executive or his legal representative, as the case may be: (i) his annual salary at such time through the date of such termination of employment and (ii) the Executive's pro-rata bonus due under Section 3(b) of this Agreement. Such sums shall be paid upon the same terms and conditions as if this Agreement were in fully force and effect.

           (c) SPECIAL TERMINATION. In the event that (i) the Executive, with or without change in title or formal corporate action, shall no longer exercise all of the duties and responsibilities and shall no longer possess substantially all the authority set forth in Section 2; or (ii) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder; or
(iii) any entity or person not now an executive officer of the Company becomes either individually or as part of a group the beneficial owner of 40% or more of the Company's common stock, the Executive, by written notice to the Company, may elect to deem the Executive's employment hereunder to have been terminated by the Company without cause, in which event the Executive shall be entitled to the compensation, reimbursement and benefits payable pursuant to Section 3 and 4 herein for the remaining term of this Agreement. If the remaining term of the Agreement is less than one year, the Executive shall receive one year's salary at his then current rate, benefits and bonus. Alternatively, in such event, the Executive, by written notice to the Company, may elect to refuse all further obligations of the Company under Section 3 and Section 4 and to release the Company with respect thereto, in which event the Company shall release the Executive from the provisions of Section 6.

           (d) VOLUNTARY TERMINATION. The Executive, on 30 days prior written notice to the Company, may terminate his employment voluntarily (i) at any time following termination of the initial Term or (ii) at any time following the death or disabling illness of a member of the Executive's immediate family or similar personal, non-business related occurrence as a result of which the Executive concludes he must devote a substantial amount of his time and energies to his family or other personal matter and not to his business activities so as to preclude his fulfilling his obligations under this Agreement. Upon any such termination, the Company will pay the Executive (i) his annual salary at such time pursuant to Section 3(a) through the date of such termination of employment and (ii) any bonus on a pro-rata basis which would have been payable through the date of termination pursuant to Section 3(b). Such sums shall be paid upon the same terms and conditions as if this Agreement were in fully force and effect.

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           (e) CONTINUING EFFECT. Notwithstanding any termination of the
Executive's employment as provided in this Section 5 or otherwise the Provisions of Sections 6 and 7 shall remain in full force and effect, except as otherwise provided in Sections 5(a) and (c).

           6. NONCOMPETITION AGREEMENT.

           (a) COMPETITION WITH THE COMPANY. Except as provided for in Sections 2(b) and 6(b) hereof, until termination of his employment and for a period of 12 months commencing on the date of termination, the Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, will not compete with the Company or any of its affiliates in the offer, sale or marketing of products or services that are competitive with the products or services offered by the Company, within any metropolitan area in the United States or elsewhere in which the Company is then engaged in the offer and sale of competitive products or services except as provided in (b) below. Additionally, the foregoing shall not prevent Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

           (b) SOLICITATION OF CUSTOMERS. During the periods in which the provisions of Section 6(a) shall be in effect, the Executive, directly or indirectly, will not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Section 6(b), the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12 month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer.

           (c) NO PAYMENT. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 6.

           7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive acknowledges that during his employment he will learn and will have access to confidential information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or its affiliates (collectively referred to as "Confidential Information"). All records, files, materials and Confidential Information excluding personal items, obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he

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may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive.

           8. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors or assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

           9. SEVERABILITY.

           (a) The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by an arbitration proceeding that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the tribunal in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If in an arbitration proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

           (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

           10. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

           With a Copy to:          Michael Karsch, Esq.
                                    Bachner Tally Polevoy & Misher LLP
                                    380 Madison Avenue
                                    New York, NY 10017

           To the Company:          U.S.  Diagnostic Labs Inc.
                                    777 South Flagler Drive

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                                    Suite 1104 West
                                    West Palm Beach, Florida 33401

           To the Executive:        Amos F. Almand, III
                                    4063 Salisbury Road
                                    Suite 203
                                    Jacksonville, Florida 33216

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

           11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

           12. ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in West Palm Beach, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

           13. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including that in arbitration as provided for in Section 12 of this Agreement, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fee, costs and expenses.

           14. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

           15. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

           16. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement

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are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

                                            U.S. DIAGNOSTIC LABS. INC.


                                            By:
                                                 --------------------------
                                                 Jeffrey A. Goffman, Chairman


                                                 --------------------------
                                                 Amos F. Almand, III


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